EXHIBIT (d)(2)(L)

Waiver of Monthly Deduction Rider

The Union  Central  Life  Insurance  Company

Cincinnati, Ohio

WAIVER OF  MONTHLY  DEDUCTION  RIDER

Read this rider carefully. Certain war risks are not assumed. In case  of  any  doubt, please contact  us  for  further  explanation.

PAYMENT OF INSURANCE.  We will waive the monthly deduction for  the policy and riders stated on the policy schedule, upon  receipt  of  satisfactory  proof  that:

(1)   the insured  is  totally  disabled;  and

(2)  total  disability  began  while  this  rider  was  in  force;  and

(3)   total disability  has  continued   for  six  consecutive  months.

The benefit  will  begin  on  the  monthly  date  after  the  start  of  the  six-month period. If total  disability  begins:

(1)  Before  age  60:  the  benefit  will  be  credited  during  that  disability.

(2)  On or after age 60, but before age 63: the benefit will be credited only before age 65 while that disability continues.

(3)   On or after age 63, but before age 65: the benefit will be credited only during the two-year period  after   that disability begins  and  while  it  continues.

As used  in  this  rider,  "age  60," "age 63,"  and  "age  65"  means  the  annual  date  that  is  nearest  the  insured's  60th,  63rd  and 65th birthdays,  respectively.

DEFINITION OF  TOTAL  DISABILITY.  Total  disability  is  a  disability  which:

(1)   results from  bodily  injury  or  disease;  and

(2)   lasts for  at  least  six  months;  and

(3)   begins before  age  65;  and

(4)   continuously prevents the insured from being able to engage in an occupation for pay  or  profit. During the first 24 months of total disability, "an occupation" means the regular occupation of the insured at the time that total disability began. After the first 24  months of total  disability,  "an occupation" means any occupation  for which the  insured is  or  becomes  reasonably  suited  by  education,  training or experience.  "Occupation  for  pay  or profit" includes being a full-time student or a  homemaker,  if  that was the  insured's  regular occupation at the  time that the  total  disability  began.

Total disability  is  also  the  total  and  irrevocable  loss,  by  the  insured,  of:

(1)   the sight  of  both  eyes;  or

(2)   the use  of  both  hands;  or

(3)   the use  of  both  feet;  or

(4)   the use  of  one  hand  and  one  foot.

WRITTEN  NOTICE  AND  PROOF  OF  DISABILITY. Written  notice  and  satisfactory  proof of  the  insured’s  total disability  must  be given  to  us:

(1)   during  the life of  the insured;  and

(2)   during  the period  of  total  disability.

Satisfactory  proof  of  continuance  of  total  disability  must  be  given  to  us  as  often  as  we  reasonably  require.  After  the  first two  years  of  continuous  total  disability,  satisfactory  proof  will  not  be  required  more  than  once  a  year.  Examination  of  the insured  at  our  expense  by  physicians  approved  by  us  may  be  required  as  a  part  of  any  satisfactory  proof. If  satisfactory proof  is  not  given  to  us  when  required,  no  further  monthly  deductions  will  be waived.

Failure  to  give  written  notice  and  satisfactory  proof  of  claim  or  continued  disability  within  the  time  required  will  not invalidate a claim  if  the written  notice  and  satisfactory  proof  were  given  as  soon  as  was  reasonably  possible. Except  in  the absence of  legal  capacity,  written  notice  and  satisfactory  proof  must  be  provided  within  one  year  from  the  time satisfactory proof  is  otherwise required.

EXCLUSION. No  benefit  will  be paid  if  disability  results  directly  from  willfully  and  intentionally  self-inflicted  injury.

TERMINATION  OF  RIDER. This  rider  will  terminate:

(1)   when  the policy  terminates;  or

(2)   on  the first  monthly  date  after  you  give us  written  notice;  or

(3)   on  the  expiry  date  shown  on  the  policy  schedule. However,  this  termination  will  not  affect  an  eligible  claim  for disability  that  occurred  before age 65;  or

(4)   when  the insured  becomes  a  member  of  the military,  naval  or  air  forces  of  any  country  at  war,  declared  or  undeclared.

CONTRACT. This  rider  is  made  a  part  of  the  policy. It  is  based  on  the  application  and  any  supplemental  applications for  this  rider.

MONTHLY  COST  OF  BENEFIT. We  will  deduct  the monthly  cost  for  this  rider  until  it  terminates.

RIDER  SPECIFICATIONS. The  effective  date,  benefit  amount  and  monthly  cost  for  this  rider  are  shown  on  the  policy schedule.

THE UNION  CENTRAL  LIFE  INSURANCE  COMPANY

Secretary	President